Exhibit 5(a)
[ Citigroup Letterhead ]
July 20, 2009
Citigroup Inc.
Citigroup Funding Inc.
Safety First Trust Series 2006-1
Safety First Trust Series 2007-1
Safety First Trust Series 2007-2
Safety First Trust Series 2007-3
Safety First Trust Series 2007-4
Safety First Trust Series 2008-1
Safety First Trust Series 2008-2
Safety First Trust Series 2008-3
Safety First Trust Series 2008-4
Safety First Trust Series 2008-5
c/o Citigroup Funding Inc.
399 Park Avenue
New York, NY 10043
Re: Citigroup Inc.
Citigroup Funding Inc.
Safety First Trust Series 2006-1
Safety First Trust Series 2007-1
Safety First Trust Series 2007-2
Safety First Trust Series 2007-3
Safety First Trust Series 2007-4
Safety First Trust Series 2008-1
Safety First Trust Series 2008-2
Safety First Trust Series 2008-3
Safety First Trust Series 2008-4
Safety First Trust Series 2008-5
Registration Statement on Form S-3
Ladies and Gentlemen:
     I am a Senior Counsel of Citigroup Inc., a Delaware corporation (the “Guarantor”), and have acted as legal counsel to Citigroup Funding Inc., a Delaware corporation (the “Company”), in connection with the preparation of a post-effective amendment (the “Amendment”) to an automatic shelf registration statement on Form S-3 (No. 333-154914) (as amended, the “Registration Statement”) filed by the Guarantor, the Company, Safety First Trust

Series 2006-1, Safety First Trust Series 2007-1, Safety First Trust Series 2007-2, Safety First Trust Series 2007-3, Safety First Trust Series 2007-4, Safety First Trust Series 2008-1, Safety First Trust Series 2008-2, Safety First Trust Series 2008-3, Safety First Trust Series 2008-4 and Safety First Trust Series 2008-5 (each, a “Trust” and, collectively, the “Trusts”), each a statutory trust formed under the laws of the State of Delaware, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, including the applicable rules and regulations thereunder (the “Securities Act”). The Amendment relates to the following securities that were previously registered and sold under the Registration Statement No. 333-135867 and that may be offered or sold by affiliates of the Company in market-making transactions: (i) Principal-Protected Trust Certificates (the “Certificates”) of each Trust; and (ii) a guarantee of the Company with respect to the Certificates of each Trust and a guarantee of the Guarantor with respect to the Company’s guarantee obligations of the Certificates of each Trust.
     The Certificates of each Trust were issued pursuant to the Amended and Restated Declaration of Trust (each, a “Declaration” and, collectively, the “Declarations”) of such Trust entered into among the Company, as sponsor, the Guarantor, U.S. Bank Trust National Association, as Delaware Trustee, U.S. Bank National Association, as institutional trustee (the “Institutional Trustee”), and the regular trustees of such Trust.
     This opinion is being delivered in accordance with Item 601(b)(5) of Regulation S-K under the Securities Act.
     In connection with this opinion, I, along with persons employed by the Guarantor and its subsidiaries, including the Company, with whom I have consulted, have examined and are familiar with originals, or copies certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the prospectus describing the terms of each specific series of Certificates (each, the “Offering Prospectus”), (iii) the prospectus applicable to market-making offers and sales of the Certificates; (iv) the Declarations (including the designation of terms of the Certificates annexed thereto); (v) the Principal-Protected Trust Certificates Guarantee Agreement (each, a “Guarantee Agreement” and, collectively, the “Guarantee Agreements”) of such Trust entered into among the Company, the Guarantor and U.S. Bank National Association, as guarantee trustee (the “Guarantee Trustee”); (vi) the Trust Certificates Underwriting Agreement Basic Provisions, incorporated by reference into a terms agreement for the Certificates of each Trust entered into among each Trust, the Company, the Guarantor and one or more underwriters (such terms agreement, together with the Basic Provisions, the “Underwriting Agreement”); (vii) the Certificate of Incorporation of the Company; (viii) the By-Laws of the Company currently in effect; (ix) the Restated Certificate of Incorporation of the Guarantor, as amended to date; (x) the By-Laws of the Guarantor currently in effect; (xi) certain resolutions adopted by the Board of Directors of the Company; and (xii) certain resolutions adopted by the Board of Directors of the Guarantor.
     I (or such persons) have also examined and am familiar with originals, or copies certified or otherwise identified to my satisfaction, of such corporate records of the Company and the Guarantor, certificates of public officials and other documents, and have conducted such other investigations of fact and law as I (or such persons) have deemed appropriate as a basis for the opinions expressed below. In such examination, I (or such persons) have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me (or such persons) as originals, the conformity to original documents of all documents submitted to me (or such persons) as certified or photostatic copies and the authenticity of the originals of such copies.
     For the purposes of this opinion, I have assumed that (i) the Offering Prospectus with respect to such Trust was delivered and filed in compliance with the Securities Act; (ii) each of the Guarantee Agreement, the Declaration and the Underwriting Agreement with respect to such Trust was duly authorized, executed and delivered by the parties thereto; (iii) the Institutional Trustee and the Guarantee Trustee were duly qualified under the Trust Indenture Act of 1939, as amended; (iv) the terms of such Certificates were established in accordance with the Declaration of such Trust; (v) such Certificates were duly executed, authenticated and delivered in accordance with the Declaration of such Trust; and (vi) such Certificates were issued against payment therefore in the manner described in the Underwriting Agreement for such Certificates.
     Based upon and subject to the foregoing, I am of the opinion that the Guarantee Agreement of such Trust is a legal, valid and binding agreement of the Company and the Guarantor, enforceable against the Company and the Guarantor in accordance with its terms.
     Insofar as my opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company or the Guarantor, it is subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and subject to general principles of equity, regardless of whether such is considered in a proceeding in equity or at law.
     This opinion is limited to matters governed by the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the General Corporation Law of the State of Delaware and such applicable provisions of the Delaware Constitution). I am not admitted to the practice of law in the State of Delaware.
     I consent to the filing of this opinion in the Registration Statement and to the reference to my name in the Prospectus constituting a part of such Registration Statement under the heading “Legal Matters”. In giving this consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Douglas C. Turnbull

Douglas C. Turnbull

3